Exhibit 10.5


                             WEST ESSEX BANCORP, INC.
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         This AMENDED AND RESTATED AGREEMENT is made and entered into this 19th day of April, 2002, by and among West Essex Bancorp, Inc (the "Holding Company"), a federally-chartered corporation and holding for West Essex Bank (the "Bank"), with its principal administrative office at 417 Bloomfield Avenue, Caldwell, New Jersey, and Leopold W. Montanaro ("Executive").

         WHEREAS, the Holding Company wishes to continue to assure itself of the services of Executive for the period provided in this Agreement; and

         WHEREAS, the Holding Company has previously entered into an employment agreement with Executive dated February 17, 1999;

         WHEREAS, Executive and the Board of Directors of the Holding Company desire to enter into an updated and revised agreement setting forth the terms and conditions of the continuing employment of Executive and related rights and obligations of each of the parties.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES.

         During the period of his employment hereunder, Executive shall be nominated and elected and or appointed to serve as President and Chief Executive Officer of the Holding Company. Executive shall render administrative and management services to the Holding Company such as are customarily performed by persons situated in similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Holding Company.

2.       TERMS AND DUTIES.

         (a) The term of the Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the "Effective Date") and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 2. Commencing on the Effective Date and on each day thereafter, the term under this Agreement shall be extended automatically for an additional one (1) day period beyond the then effective expiration date without action by any party, provided that neither the Holding Company, on the one hand, nor Executive, on the other, shall have given at least sixty (60) days written notice of its or his desire that the term not be extended. In the case such notice is given by one party to the other, the term of this Agreement shall become fixed and shall end on the third anniversary of the date specified in such written notice.

         (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Holding Company and which activities may include participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organization, which, in such Board's judgement, will not present any conflict of interest with the Holding Company, or materially affect the performance of Executive's duties pursuant to the Agreement.

         (c) Notwithstanding anything herein contained to the contrary, Executive's employment with the Holding Company may be terminated by the Holding Company or the Executive during the term of this Agreement, subject to the terms and condition of this Agreement. However, Executive shall not perform, in any respect, directly or indirectly, during the pendency of his temporary or permanent suspension or termination from the Institution, duties and responsibilities formerly performed at the Institution as part of his duties and responsibilities as President and Chief Executive Officer of the Holding Company.

3.       COMPENSATION AND REIMBURSEMENT.

         (a) The Executive shall be entitled to a salary from the Holding Company or its subsidiaries of not less than $300,000 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement maintained by the Holding Company or its subsidiaries. Executive's Base Salary shall be payable in accordance with the normal payroll practices of the Holding Company or its subsidiaries. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or a Committee designated by the Board, and the Board or the Committee of the Board may increase Executive's Base Salary. The increased Base Salary shall become the "Base Salary" for purposes of the Agreement. In addition to the Base Salary provided in the Section 3(a), Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Holding Company or its subsidiaries in which Executive is eligible to participate.

         (b) The Executive shall be entitled to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, including the payment for (i) the use of an automobile and payment for automobile insurance and any costs associated with its operation and maintenance, (ii) membership to a country club and the expenses and assessments associated therewith and (iii) attendance to national and state conventions and educational conferences and the expenses associated therewith for the Executive and his spouse, and the Holding Company or its subsidiaries will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder except to the extent that such changes would affect all of the Holding Company's or its subsidiaries employees. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards, stock purchases, pension, thrift, supplemental retirement, profit-sharing, employee stock ownership, group life insurance, medical and other health and welfare coverage, education, cash or stock bonuses that are now or hereafter made available by the Holding Company or its subsidiaries in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

         (c) This Holding Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

         (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Holding Company or its subsidiaries of Executive's full-time employment hereunder for any reason other than a Change in Control, as defined in Section 5(a) hereof, Termination for Cause, as defined in Section 8 hereof, retirement in accordance with Bank's pension plan or Disability as defined in
Section 7; (ii) Executive's resignation from the Holding Company's employ, in the manner set forth below, upon any (A) failure to elect or appoint Executive as President and Chief Executive Officer of the Holding Company unless consented to by the Executive, (B) material changes in Executive's functions, duties or responsibilities, which would cause Executive's position to become one of lesser responsibility, importance or scope from the position and attributes described in Section 1, above, unless consented to by the Executive, (C) relocation of Executive's principal place of employment by more than 50 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, (E) liquidation or dissolution of the Holding Company or its subsidiaries or in the event of any governmental confiscation of the net worth of the Holding Company or its subsidiaries, or (F) breach of this Agreement by the Holding Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D), or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to said right to elect.

         (b) Upon the occurrence of an Event of Termination, on the Date of Termination, the Company shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be a sum equal to: (i) the Base Salary and bonuses in accordance with
Section 3(a) of this Agreement that would have been paid to Executive for the remaining term of this Agreement had the Event of Termination not occurred; and
(ii) all benefits set forth in Section 3(b) of this Agreement that would have been paid or provided to Executive for the remaining term of this Agreement had an Event of Termination not occurred, provided, however, that any payments
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pursuant to this subsection shall not, in the aggregate, exceed three times Executive's Average Annual Compensation for the five most recent taxable years that Executive has been employed by the Holding Company or such lesser number of years in the event that Executive shall have been employed by the Holding Company for less than five years ("Average Annual Compensation"). Average Annual Compensation shall include all taxable income paid by the Bank or Holding Company including but not limited to Base Salary, commissions and bonuses, as well as contributions on behalf of Executive to any pension and profit sharing plan, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year and any payment of expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Holding Company or its subsidiaries. In the event that the Holding Company or its subsidiaries are not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred to the extent required by applicable law until such time as the Bank is in capital compliance. At the election of the Executive, which election is to be made prior to the Executive's Date of Termination, such payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following the Executive's termination. In the event that no lump sum election is made, payment to the Executive will be made on a monthly basis during the remaining term of this Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment unless the Executive's other employment constitutes a breach of Section 11 of this Agreement. In such event the Bank shall be entitled to seek any remedies available to it for breach of this Agreement.

         (c) Upon the occurrence of an Event of Termination, the Holding Company or its subsidiaries will cause to continued life, medical, dental and long-term disability coverage substantially identical to the coverage maintained by the Holding Company or its subsidiaries for Executive prior to his termination at no premium cost to the Executive. Such coverage shall cease upon the expiration of the remaining term of this Agreement. Any bond outstanding for country club membership shall be transferred without payment therefore by the Executive and the Holding Company or its subsidiaries shall pay the annual membership dues and assessments for the remaining term of this Agreement.

5.       CHANGE IN CONTROL

         (a) For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (A) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (B) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home

Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its successor agency), as in effect on the date hereof (provided that in applying the definition of a change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the
OTS); or (C) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding voting securities or the right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any of the Bank's or the Holding Company's employee benefit plans; or (b) individuals who constitute the Board of the Bank or the Holding Company on the date of the Conversion (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of the Conversion or Reorganization whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's or the Holding Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity, provided however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

         (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to: (1) Executive's dismissal; or (2) voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in any compensation or benefits or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or Termination for Cause.

         (c) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Holding Company or its subsidiaries shall pay Executive, or in the event of his subsequent death following such termination, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times Executive's "Average Annual Compensation" (as defined herein) for the five (5) most recent taxable years that Executive has been employed by the Holding Company or its subsidiaries or such number of years the Executive has been employed by the Holding Company if less than five. At the election of the Executive, which election is to be made prior to a Change in Control, such payment may be made in a lump sum as of the Executive's Date of Termination. In the event that no election is made, payment to the Executive will be made on monthly basis during the remaining term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

         (d) Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Holding Company or its subsidiaries will cause to be continued life, medical, dental and long-term disability coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive at no premium cost to Executive prior to his severance. Such coverage and payments shall cease upon the expiration of thirty-six (36) months.

6.       CHANGE IN CONTROL RELATED PROVISIONS

         Notwithstanding the paragraphs of Sections 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive, under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by the paragraphs of Section 5 shall be determined by the Executive.

7.       TERMINATION FOR DISABILITY

         (a) If, as a result of Executive's permanent incapacity due to injury or sickness, such incapacity being determined by a doctor selected by the Holding Company or its subsidiaries and the Executive, he shall have been absent from his duties with the Holding Company or its subsidiaries on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Holding Company may terminate Executive's employment for "Disability."

         (b) The Holding Company or its subsidiaries will pay Executive, as disability pay, an amount equal to one hundred percent (100%) of Executive's bi-weekly rate of Base Salary on the effective date of such termination on a bi-weekly basis. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Holding Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Holding Company; (ii) Executive's death; or (iii) the Executive reaching age 65. Notwithstanding any other provisions to the contrary, any amounts due under this subsection (b) shall first be reduced by any benefits payable to the Executive under a disability insurance policy provided by the Holding Company or any amounts the Holding Company pays to Executive in the event he returns on a part-time basis or in a capacity other than that held immediately prior to being terminated for Disability.

         (c) The Holding Company or its subsidiaries will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Holding Company for Executive prior to his termination for Disability. Disability coverage under this subsection (c) and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Holding Company in a position qualifying him for benefits comparable to those received immediately prior to his Disability; (ii) the Executive's death; or (iii) the Executive reaching the age 65.

         (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period which Executive is incapable of performing his duties hereunder by reason of temporary disability.

8.       TERMINATION FOR CAUSE

         The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination that shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

9.       NOTICE.

         (a) Any purported termination by the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given).

         (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or, by a binding arbitration award, and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence and solely in accordance with Section 20 of this agreement. Notwithstanding the pendency of any such dispute, in the event Executive is terminated for reasons other than Termination for Cause, the Holding Company or its subsidiaries will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

10.      POST-TERMINATION OBLIGATIONS

         All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Holding Company or its subsidiaries. Executive shall, upon reasonable notice, furnish such information and assistance to the Holding Company as may reasonably be required by the Holding Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.      NON-COMPETITION AND NON-DISCLOSURE

         (a) Upon any termination of Executive's employment hereunder pursuant to an Event of Termination as provided in Section 4 hereof, Executive agrees not to compete with the Holding Company or its subsidiaries for a period of (1) year following such termination in any city, town or county in which the Holding Company or its subsidiaries have an office or have filed an application for regulatory approval to establish an office, determined as of the effective date of such termination except as otherwise agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work in an executive capacity for any financial institution whose business materially competes with the depository, lending or other business activities of the Holding Company or its subsidiaries. The parties hereto, recognizing that irreparable injury will result to the Holding Company or its subsidiaries, its business and property in the event of Executive's breach of the Subsection 11 (a) agree that in the event of any such breach by Executive, the Holding Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

         (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Holding Company. Executive will not, following the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Holding Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever except as authorized by the Board. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principals, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company or its subsidiaries. Further, Executive may disclose information regarding the business activities of the Holding Company to the Office of Thrift Supervision and the Federal Deposit Insurance Corporation pursuant to formal regulatory requests. In the event of a breach or threatened breach by the Executive of the provisions of this Section 11, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned, or considered business activities of the Holding Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

12.      SOURCE OF PAYMENTS.

         (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Holding Company.

         (b) Notwithstanding any provision herein to the contrary, to the extent that payment and benefits, as provided by the Agreement, are paid to or received by Executive under the Employment Agreement dated April 19, 2002, between Executive and the Bank, such compensation payments and benefits paid by the Bank will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Bank Agreement shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by the Holding Company and the Bank on a quarterly basis.

13.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this agreement.

14.      NO ATTACHMENT

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.      MODIFICATION AND WAIVER

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.      REQUIRED PROVISIONS.

         (a) The Holding Company may terminate the Executive's employment at any time, but any termination by the Holding Company, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in
Section 8 herein above.

         (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Holding Company's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(3) or (g)(1), the Holding Company's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Holding Company may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Holding Company's affairs by a notice described in Section 16(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Holding Company will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Holding Company's receipt of a dismissal of charges in the Notice.

         (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Holding Company's affairs by an order issued under Section 8(e)(4)(12 U.S.C.1818(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Holding Company under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         (d) If the Holding Company is in default (as defined in Section 3(x)(1)(12 U.S.C 1818(x)(1)) of the Federal Deposit Insurance Act) all obligations of the Holding Company under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

         (e) All obligations of the Holding Company under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Holding Company, (i) by the director or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Holding Company under the authority contained in section 13(c) of the Federal Deposit Insurance Act, or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Holding Company or when the Holding Company is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         (f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. 1828(k) and 12 C.F.R. 545.121 and any rules and regulations promulgated thereunder.

17.      REINSTATEMENT OF BENEFITS UNDER SECTION 16(b).

         In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Holding Company's affairs by a notice described in Section 16(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Holding Company will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Holding Company's receipt of a dismissal of charges in the Notice.

18.      SEVERABILITY

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect

19.      HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by Federal law.

21.      ARBITRATION.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgement, arbitration or settlement, Executive shall be entitled to the payment of all back pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

22.      PAYMENT OF LEGAL FEES.

         In the event any action is instituted by the Executive or the Holding Company including under Section 21 of this Agreement all reasonable legal fees and expenses shall be paid and reimbursed by the party who is not successful on the merits as determined by a legal judgement, settlement or arbitration award.

23.      INDEMNIFICATION

         The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved be reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, courts costs and attorneys' fees and the cost of reasonable settlements.

24.      SUCCESSOR TO THE HOLDING COMPANY.

         The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

                                   SIGNATURES


     IN WITNESS WHEREOF, West Essex Bancorp, has caused this agreement to be executed and its seal affixed hereunto by its duly authorized officers, and Executive has signed this Agreement on the 19th day of April, 2002.


ATTEST [SEAL]                             WEST ESSEX BANCORP, INC.

/s/ Craig L.Montanaro                     By: /s/ William J. Foody
---------------------                         ----------------------------
Secretary                                     William J. Foody
                                              For the Entire Board of Directors



WITNESS:                                  EXECUTIVE

/s/ Dennis A. Petrello                    By: /s/ Leopold W. Montanaro
----------------------                        ----------------------------
                                              Leopold W. Montanaro